 Exhibit “5.1”

RICHARD FEINER
ATTORNEY AT LAW
381 Park Avenue South
Of Counsel	16th Floor
Silverman Shin	New York, New York 10016
& Byrne PLLC	(212) 779-8600
Fax: (917) 720-0863
E-Mail RFeiner@Silverfirm.com

April 22, 2013

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, New Jersey 07647

Re: Elite Pharmaceuticals, Inc., Form S-1 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for Elite Pharmaceuticals, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing of the registration statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Act"), covering the offering for resale of up to an aggregate of 75,000,000 shares of the Company's Common Stock, par value $0.001 per share, consisting of : (i) 2,929,115 shares of Common Stock (the "Issued Shares") issued to Lincoln Park Capital Fund, LLC ("Lincoln Park Capital") in April 2013; (ii) an aggregate of up to an additional 2,929,115 shares of Common Stock (the "Additional Commitment Shares") issuable to Lincoln Park Capital pursuant to the Lincoln Park Capital common stock purchase agreement dated April 19, 2013 (the "Lincoln Park Agreement"); and (iii) an aggregate of up to 69,141,770 shares of Common Stock (the "Purchase Shares") issuable to Lincoln Park Capital pursuant to the terms of the Lincoln Park Agreement.

I have examined such documents and considered such legal matters as I have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, I have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.           The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I can give no assurance that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

B.           I have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that I have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

C.           I have assumed without verification the accuracy and completeness of all corporate records made available to me by the Company.

D. I do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Nevada Revised Code. I am not a member of the Bar of the State of Nevada and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the Nevada Revised Code, I have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to me.

Based upon the foregoing, I am of the opinion that (i) the Additional Commitment Shares to be offered and sold by Lincoln Park Capital have been duly authorized to be issued in accordance with the terms of the Lincoln Park Agreement and, when issued by the Company in accordance with the terms of the Lincoln Park Agreement, will be legally issued, fully paid and nonassessable; (ii) the Purchase Shares to be offered and sold by Lincoln Park Capital have been duly authorized to be issued in accordance with the terms of the Lincoln Park Agreement and, when issued and paid for in accordance with the terms of the Lincoln Park Agreement, will be legally issued, fully paid and non-assessable; and (iii) the Issued Shares to be offered and sold by Lincoln Park Capital have been duly authorized, legally issued, fully paid and nonassessable.

I hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to reference me under the caption “Legal Matters” in the prospectus contained therein. By giving such consent I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

S/Richard Feiner
Richard Feiner, Esq.